EXHIBIT 7(c)

                                                           KeyBank
                                                           One Washington Center
                          KEYBANK NATIONAL ASSOCIATION     5th Floor
                                  KeyBank Plaza            Newburgh, NY 12550
                              One Washington Center
                            Newburgh, New York 12550

                                        August 1, 2000

                       Senior Facilities Commitment Letter

GBC Acquisition Corp.
44 High Street
West Nyack, New York 10994

Attention: David Gussack, President

Ladies and Gentlemen:

            GBC Acquisition Corp., a Delaware corporation ("GBCA"), has advised Key Bank of its intention to enter into a merger transaction with General Bearing Corporation, a Delaware corporation ("GBC"; together with any wholly-owned subsidiary thereof referred to in this sentence, the "Company") or a wholly-owned subsidiary of GBC, whereby the holders of shares of publicly traded common stock will receive cash in exchange for their shares and the common stock of the Company will become privately held by all or some of the persons listed on Schedule 2 hereto ("Transaction" or "Merger"). References herein to the "Transaction" shall include the financings described herein and all other transactions related to the Transaction.

            You have also advised us that (a) you propose to finance the Transaction and the related fees and expenses thereof from a term loan facility in the aggregate amount of $9,000,000 (the "Term Facility") and (b) you request that upon consummation of the Merger, the existing $21,000,000 revolving credit facility (the "Revolving Facility" together with the Term Facility, the "Senior Facilities") under the Credit Agreement, dated as of December 20,1999 (as amended to the date hereof, the "Existing Credit Agreement"; capitalized terms used but not otherwise defined herein shall have their ascribed meanings under the Existing Credit Agreement) by and among the Company, KeyBank, as administrative agent (in such capacity, the "Administrative Agent") and the Lenders thereunder continue to be available to finance the continuing operations of the Company and its subsidiaries after the Transaction.

            KeyBank is pleased to advise you of its commitment to provide the entire amount of the Term Facility. The Statement of Terms and Conditions attached as Exhibit A hereto (the "Senior Facilities Term Sheet") sets forth the principal terms and conditions on and subject to which KeyBank is willing to make available the Term Facility and to continue to make available the Revolving Facility to the Company after the Transaction.

            It is agreed that KeyBank will act as the sole and exclusive Administrative Agent in respect of the Senior Facilities, and will act as the sole and exclusive advisor in respect of the Senior Facilities and will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated herein and by the Senior Facilities Term Sheet referred to below) will be paid in connection with the Senior Facilities unless you and we shall so agree.

            You hereby represent and covenant that (a) all information other than the Projections defined below (the "Information") that has been or will be made available to KeyBank by you or any of your representatives or the Company is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all financial projections (the "Projections") that have been or will be made available to KeyBank by you or any of your representatives or the Company have been or will be prepared in good faith based upon reasonable assumptions. You understand that we may use and rely on the Information and Projections without independent verification thereof.

            As consideration for KeyBank's commitment hereunder and KeyBank's agreement to perform the services described herein, GBCA agrees to pay to Key Bank a nonrefundable $175,000 underwriting fee, payable on the Closing Date (as defined in the Senior Facilities Term Sheet) and the other nonrefundable fees set forth in the Senior Facilities Term Sheet.

            KeyBank's commitment hereunder and KeyBank's agreement to perform the services described herein are subject to (a) there not occurring any change, occurrence or development since April 1, 2000 that could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of GBCA, the Company and its subsidiaries, taken as a whole, (b) our not becoming aware after the date hereof of any material information or other matter relating to GBCA, the Company or the Transaction (including any matter relating to financial models and underlying assumptions relating to the Projections) that in our reasonable judgment is inconsistent in a material and adverse manner with such information or other matter disclosed to us prior to the date hereof; (c) there not having occurred after the date hereof a material disruption of or material adverse change in conditions in the financial, banking or capital markets (including, without limitation, the high-yield market), (d) the negotiation, execution and delivery on or before the Closing Date (as defined in the Senior Facilities Term Sheet), of definitive documentation with respect to the Senior Facilities reasonably satisfactory to KeyBank and its counsel and (e) the other conditions set forth or referred to in the Senior Facilities Term Sheet. Such definitive documentation with respect to the Senior Facilities shall contain terms and provisions in addition to those set forth herein and in the Senior Facilities Term Sheet. Those matters in such definitive documentation that are not covered by the provisions set forth herein and in the Senior Facilities Term Sheet shall be reasonably satisfactory to KeyBank and its counsel.

            You agree (a) to indemnify and hold harmless KeyBank, its affiliates and its respective officers, directors, employees, advisors and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Senior Facilities, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse KeyBank and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Senior Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Senior Facilities.

            You acknowledge that KeyBank and its affiliates (the term "KeyBank" as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. KeyBank will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by KeyBank of services for other companies, and KeyBank will not furnish any such information to other companies. You also acknowledge that KeyBank has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

            This Commitment Letter shall not be assignable by you to any third party except the Company without the prior written consent of KeyBank (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and KeyBank. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among us with respect to the Senior Facilities and sets forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

            This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Senior Facilities Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the officers, agents and advisors of the Company or GBCA who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply after this Commitment Letter has been accepted by you.

            The compensation, reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or KeyBank's commitment hereunder, provided, that your obligations under this Commitment Letter (other than (i) provisions relating to titles awarded in connection with the Senior Facilities and assistance to be provided by you in connection with the syndication thereof and (ii) the confidentiality provisions set forth above) shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Senior Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

            If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Senior Facilities Term Sheet by returning to us executed counterparts hereof. This offer will automatically expire at 5:00 p.m., New York City time, on August 8, 2000 in the event we have not received such executed counterparts in accordance with the second preceding sentence prior to such time.

            We are pleased to have been given the opportunity to assist you in connection with this important financing.

                                        Very truly yours,

                                        KEYBANK NATIONAL ASSOCIATION


                                        By: /s/ Michael J. Coutler
                                           -------------------------------------
                                           Name: Michael J. Coulter
                                           Title: Senior Vice President

Accepted and agreed to as of the date first above written:

GBC ACQUISITION CORP.


By: /s/ David Gussack
  ------------------------------
   Name: David Gussack
   Title: President

                                                                      SCHEDULE I

                             SOURCES AND USES TABLE

Sources:

      Term Loan                                                     $9,000,000
                                                                    ----------

            Total Sources:                                          $9,000,000
                                                                    ==========

Uses:

      Purchase of all publicly held common stock outstanding
      and associated fees and expenses not to exceed
      $2,500,000 and (to the extent available) for general
      corporate purposes                                            $9,000,000
                                                                    ----------

            Total Uses                                              $9,000,000
                                                                    ==========

                                                                      SCHEDULE 2

                    GENERAL BEARING CORPORATION STOCKHOLDERS
                                  (POST-MERGER)

Atwell & Co. c/o Chase Manhattan Bank (Estate of Harold S. Geneen)
Jonathan Baruc
Rebecca Baruc
Robert Baruc
Siri Baruc
Adam Bellin
Sophie Rose Bellin
Jessica L. Corsino
Amy Gussack
David L. Gussack
Faith Gussack
Lisa Gussack
Natasha Eve Gussack
Nina Gussack
Seymour I. Gussack
Wendy Gussack
Linda M. Herrera
Joseph J.C. Hoo
Kermit Moyer
Allan Septimus
Allan Stein
Benjamin Stein
Daniel Stein

                                    Exhibit A
                              GBC ACQUISITION CORP.        KeyBank
                                                           One Washington Center
                                                           5th Floor
                          $30,000,000 SENIOR FACILITIES    Newburgh, NY  12550
                        Statement of Terms and Conditions

Borrowers:                    GBC Acquisition Corp., a Delaware corporation
                              ("GBCA"), and, upon consummation of the Merger, General Bearing Corporation, a Delaware corporation (the "Company"; together with GBCA, the "Borrowers").

Guarantors:                   All Domestic Subsidiaries of the Company, except
                              WMW Machinery Co., Inc.

Administrative Agent:         KeyBank National Association ("KeyBank"), in its
                              role as Administrative Agent for the Facilities
                              (the "Agent").

Purpose: To provide financing for working capital and general corporate purposes, as well as to finance the Transaction.

Facilities and Amounts:       (a) Secured revolving line of credit (the
                              "Revolver") in the amount of $21,000,000 and, (b) secured term loan in the amount of $9,000,000 (the
                              "Term Loan"), (together with the Revolver, the
                              "Facilities").

Closing Date:                 The date which is within 120 calendar days of the
                              execution and delivery of the Commitment Letter by GBCA.

                                    REVOLVER

Purpose: The Revolver will be used: (i) to fund the working capital requirements of the Borrowers and their respective subsidiaries; and (ii) for general corporate purposes of the Borrowers and their respective subsidiaries.

Term: The Revolver will have a term of no longer than three years from the Closing Date.

Facility Amortization:        None.

Interest Rate:                LIBOR and ABR plus the Applicable Margin set forth
                              on the Pricing Grid attached hereto.

Commitment Fee:               The applicable rate per annum on the unused
                              portion of the Revolver, payable quarterly in arrears as set forth on the Pricing Grid attached hereto.

Collateral:                   See "Collateral" under "General Terms and
                              Conditions".

                                    TERM LOAN

Purpose: The Term Loan will be used to finance the Transaction and for general corporate purposes.

Term: The Term Loan will have a term of no longer than 7 years from the Closing Date.

Amortization:                 The Term Loan will amortize completely over a
                              period not to exceed 7 years from the Closing Date as follows:

                                            Year                Amount
                                            ----                ------

                                             1                  $900,000
                                             2                  $900,000
                                             3                  $900,000
                                             4                  $900,000
                                             5                  $900,000
                                             6                  $900,000
                                             7                $3,600,000

                              The term Loan will be repayable in monthly installments in arrears in an amount equal to $75,000 with the outstanding balance to be repaid on the seventh anniversary of the Closing Date.

Interest Rate:                LIBOR plus 190 basis points.

Hedging: KeyBank will require the Borrowers to purchase an interest rate hedge instrument for 100% of the Term Loan outstanding.

Security:                     See "Collateral" under "General Terms and
                              Conditions".

                          GENERAL TERMS AND CONDiTIONS

Mandatory and Optional        Mandatory prepayments shall be on substantially
Prepayments:                  the same terms as the Existing Credit Agreement
                              (as defined in the Commitment Letter). Such amounts will be applied first to prepay the Term
                              Loan (in the inverse order of maturity) and then to reduce the amount available under the Revolver.
                              Optional prepayments may be made by the Borrower at any time without premium or penalty.

Collateral:                   The Facilities will be secured by a valid and
                              perfected first priority security interest in substantially all assets of the Company and its Domestic Subsidiaries, except WMW Machinery Co.,
                              Inc., including without limitation, all
                              receivables, accounts, inventories, patents, trademarks, copyrights, other intangibles, equipment and real property (including leasehold interests), whether now owned or acquired in the future. The Facilities will also be secured by pledges of 100% of the Borrower's capital stock in all of its Domestic Subsidiaries.

Interest Payments:            On substantially the same terms as the Existing
                              Credit Agreement.

Reporting Requirements:       On substantially the same terms as the Existing
                              Credit Agreement.

Loan Documentation:           The Facilities will be subject to the terms and
                              conditions set forth in an amendment and restatement of the Existing Credit Agreement (the
                              "Amended and Restated Credit Agreement"), related security agreements, guarantees, pledge agreements, and mortgages (including leasehold mortgages) if requested, and other documents as deemed necessary by Agent.

Covenants:                    Substantially the same as the Existing Credit
                              Agreement. In addition, the Borrowers will agree to cause the Merger to become effective at the earliest practicable date and in any event not later than 30 days after the Closing Date.

Events of Default:            Substantially the same as the Existing Credit
                              Agreement.

Conditions Precedent:         Conditions precedent to closing to include,
                              without limitation:

                              1) GBCA and the Company shall have entered into a Merger agreement (the "Merger Agreement"), which shall be reasonably satisfactory in all material respects to the Agent.
                              2)     The Merger shall have been approved by
                                     all necessary corporate action of GBCA and the Company (including approval by the Company's shareholders, if required), and the Merger Agreement shall not have been amended, waived or modified in any material respect without the approval of the Agent.
                              3)     There shall not have occurred or exist
                                     any breach or default under the Merger
                                     Agreement (including without limitation, the failure of any representation and warranty of the Company to be true and correct) that would cause a condition to the Transaction or to the obligation of any party thereto to effect the Merger not to be satisfied. The representations and warranties contained in the definitive loan documentation shall be true and correct in all material respects.
                              4)     All conditions precedent to the
                                     consummation of the Transaction shall have been satisfied or waived with the approval of the Agent.
                              6)     Execution and delivery of definitive
                                     loan documentation and customary closing documents (including, without limitation, resolutions, certificates and opinions) reasonably acceptable to the Agent.
                              7)     Absence of any pending or threatened
                                     action, investigation or proceeding which would reasonably be expected to have a material adverse effect on the assets, properties, business, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole, or which would reasonably be expected to restrain, prevent or impose material adverse conditions upon the Transaction, thc operations or business of the Company or its subsidiaries or the facilities.
                              8) The Agent shall be reasonably satisfied with (i) the capital and ownership structure of the Company, GBCA and each of the Guarantors, including without limitation, the charter and bylaws of the Company, GBCA and each such Guarantor and each agreement or instrument relating thereto and (ii) the amount, tenor and other terms and conditions of all other equity and debt financings required in connection with the Transaction.
                              9)     The fees and expenses of the Agent
                                     (including the fees and expenses of counsel for the Agent) shall have been paid in full.
                             10)     All loans made under the Facilities
                                     shall be in full compliance with the
                                     Federal Reserve Board's Margin Regulations.

Required Lenders:              Required Lenders as in the Existing Credit
                               Agreement.

Agent's Counsel:               Jones, Day, Reavis & Pogue, with local counsel as
                               necessary depending on the location of any real property collateral.

Indemnities:                   Substantially the same as the Existing Credit
                               Agreement.

Representations & Warranties:  Substantially the same as the Existing Credit
                               Agreement.

Expenses:                      On substantially the same terms as the Existing
                               Credit Agreement.

Assignments and Participants:  On substantially the same terms as the Existing
                               Credit Agreement.

Taxes, Reserve Requirements
and Indemnities:               On substantially the same terms as the Existing
                               Credit Agreement.

Governing Law:                 State of New York

                                                                         ANNEX A

                                  PRICING GRID

------------------------------------------------------------------------------------------
                                                Applicable Margin
                                               for Revolving Loans
                                      -------------------------------------
                                                                Revolving      Applicable
    Consolidated Funded Debt          Eurodollar     ABR     Commitment Fee    Margin for
             Ratio                       Loans      Loans         Rates          Bankers
                                                                               Acceptances
------------------------------------------------------------------------------------------
less than or equal to 1.75 to 1          1.00%      0.00%         0.125%          1.00%
------------------------------------------------------------------------------------------

  greater than 1.75 to 1 and
less than or equal to 2.25 to 1          1.25%      0.25%         0.125%          1.25%
------------------------------------------------------------------------------------------

  greater than 2.25 to 1 and
less than or equal to 2.75 to 1          1.50%      0.50%          0.25%          1.50%
------------------------------------------------------------------------------------------

greater than 2.75 to 1 and
less than or equal to 3.00               1.75%      0.75%          0.25%          1.75%
------------------------------------------------------------------------------------------

       greater than 3.00                 2.00%      1.00%          0.25%          2.00%
------------------------------------------------------------------------------------------

If any financial statements are not delivered within the time periods specified in the Amended and Restated Credit Agreement then, until such financial statements are delivered, the Consolidated Funded Debt Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.50 to 1.0. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Funded Debt Ratio shall for the purposes of this definition be deemed to be greater than 3.50 to 1.0. Each determination of the Consolidated Funded Debt Ratio pursuant to this Pricing Grid shall be made with respect to (or, in the case of Consolidated Funded Debt, as at the end of) the period of four consecutive Fiscal Quarters of the Company ending at the end of the period covered by the relevant financial statements except to the extent otherwise provided in the Amended and Restated Credit Agreement.

                          KEYBANK NATIONAL ASSOCIATION
                                  KeyBank Plaza
                              One Washington Center
                            Newburgh, New York 12550

                                December 29, 2000

GBC Acquisition Corp.
44 High Street
West Nyack, New York 10994

Attention: David Gussack, President

                        Re: Senior Facilities Commitment Letter

Ladies and Gentlemen:

            Reference is hereby made to that certain Commitment Letter, dated August 1, 2000 (the "Commitment Letter"), between GBC Acquisition Corp. and KeyBank National Association ("KeyBank").

            Notwithstanding anything to the contrary set forth in the Commitment Letter, we hereby agree to extend the Closing Date set forth in Exhibit A to the Commitment Letter to the date which is 90 days from date of this letter (the "Closing Date Extension").

            In consideration of the Closing Date Extension, you hereby agree to pay to KeyBank a portion of the $175,000 underwriting fee set forth in the Commitment Letter in an amount equal to $25,000, due and payable on the date hereof.

            If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us executed counterparts hereof.

                                        Very truly yours,

                                        KEYBANK NATIONAL ASSOCIATION


                                        By: /s/ Michael J. Coulter
                                            ------------------------------------
                                              Name:  Michael J. Coulter
                                              Title: Senior Vice President

Accepted and agreed to as of the date first above written:

GBC ACQUISITION CORP.


By: /s/ David Gussack
    -----------------------------------
     Name: David Gussack
     Title: President